EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information for MFS Mid Cap Value Fund, in Post-Effective Amendment No. 31 to the Registration Statement (Form N-1A, No. 33-68310) of MFS Series Trust XI.

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated November 15, 2010, with respect to the financial statements and financial highlights of MFS Mid Cap Value Fund, a Fund of MFS Series Trust XI, included in the Annual Report to Shareholders for the fiscal year ended September 30, 2010.

ERNST & YOUNG LLP
Ernst & Young LLP
Boston, Massachusetts
January 25, 2011